Exhibit 8.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: +1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

August 24, 2021

Kensington Capital Acquisition Corp. II

1400 Old Country Road, Suite 301

Westbury, NY 11590

Re: Registration Statement on Form F-4 (File No. 333-257898)

Ladies and Gentlemen:

We have acted as special counsel to Kensington Capital Acquisition Corp. II, a Delaware corporation (“Kensington”), in connection with the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of June 9, 2021 (the “Business Combination Agreement”), among Wallbox B.V., a private company with limited liability incorporated under the Laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), Orion Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Holdco, Kensington and Wall Box Chargers, S.L., a Spanish limited liability company (sociedad limitada) (“Wallbox”), and the preparation and filing of Holdco’s registration statement on Form F-4 (as amended or supplemented as of August 24, 2021, and together with the Proxy Statement/Prospectus, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration of (i) 28,750,000 Class A Shares, nominal value EUR 0.12 per share (“Holdco Class A Shares”), (ii) 14,683,333 Holdco Warrants to purchase Holdco Class A Shares and (iii) 14,683,333 Holdco Class A Shares underlying Holdco Warrants. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

For purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary, including the representation letters executed as of the date hereof for purposes of this opinion by an officer of Kensington on behalf of Kensington (the “Kensington Officer’s Certificate”) and by an officer of Wallbox on behalf of Wallbox and Holdco (the “Wallbox Officer’s Certificate” and, with the Kensington Officer’s Certificate, the “Officer’s Certificates”), the Business Combination Agreement, the Ancillary Agreements (as defined in the Business Combination Agreement) and the Registration Statement and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) that the representations and statements in the Officer’s Certificates, the Business Combination Agreement, the Ancillary Agreements (as defined in the Business Combination Agreement), and the Registration Statement are true, correct and complete and will remain true, correct and complete through the effective time of the Merger, in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise, and that the parties to the Business Combination will comply with the covenants and undertakings in the agreements referenced above. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Business Combination, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein, in the Registration Statement, and Section 367(a) of the Code, the transfer by U.S. holders of their Kensington Class A Common Stock to Holdco pursuant to the Business Combination Agreement, taken together with the PIPE Financing and the Exchanges, should qualify as a transaction governed by Section 351 of the Code. We are unable to provide an opinion on whether the Business Combination could be treated as a “reorganization” within the meaning of Section 368 of the Code, and our opinion does not address (i) the application of Code Section 367(a) to the Business Combination, or (ii) any matter arising in connection with Section 7874 of the Code.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP
Hughes Hubbard & Reed LLP

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